CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of AmericaFirst Quantitative Funds and to the use of our report dated August 28, 2014 on the financial statements and financial highlights of the AmericaFirst Defensive Growth Fund, AmericaFirst Income Trends Fund, AmericaFirst Absolute Return Fund and AmericaFirst Quantitative Strategies Fund, each a series of shares of beneficial interest of AmericaFirst Quantitative Funds. Such financial statements and financial highlights appear in the June 30, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

October 27, 2014